Exhibit 99.1

FOR IMMEDIATE RELEASE

February 23, 2007

INVESTOR CONTACT:

Peter Seltzberg

Hayden Communications, Inc.

646-415-8972

peter@haydenir.com

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

760-438-7400

kendra.berger@ntn.com

NTN BUZZTIME INC. BOARD OF DIRECTORS APPROVES REVISED CORPORATE BYLAWS

CARLSBAD, CA (February 23, 2007) – NTN Buzztime, Inc. (Amex: NTN), a leading developer and distributor of Play Along TV® entertainment and technology, today announced that its Board of Directors has approved amended and restated bylaws for the Company. This was implemented to update the Company’s corporate bylaws to, among other things, account for changes in Delaware corporate law and current corporate governance.

NTN Buzztime CEO Dario Santana commented, “The Board of Directors is confident these changes will enable the Company to more effectively address its duties to shareholders while maintaining regulatory compliance.”

Please refer to the Company’s report filed on Form 8-K with the SEC for a copy of the amended and restated bylaws.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in interactive television entertainment for more than 20 years and distributes its Play Along TV games and technology through numerous platforms including its own Buzztime® iTV Network, which is available on TVs in approximately 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom, as well as cable TV, satellite TV, mobile phones, electronic games and books. For more information, please visit www.buzztime.com.

NTN Buzztime cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors, which if they do not materialize or prove correct, could cause NTN Buzztime’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products or developments, including the launch of new products or services; any statements regarding future economic conditions or financial or operating performance; statements of belief, and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the rapidly changing and competitive nature of the interactive entertainment and game industry, as well as the wireless paging and software applications industries, customer acceptance and adoption of the company’s products and technology, unfavorable legislative and regulatory changes in the laws and regulations that govern games of skill and chance, risks related to ownership and enforcement of intellectual property, changes in domestic and international market and political conditions, and other risks and uncertainties more fully described in NTN Buzztime’s public filings with the Securities and Exchange Commission, available at www.sec.gov.

Except as required by applicable law, NTN Buzztime, Inc. does not intend to publicly update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it was made, even if experience or future changes show that the indicated results or events will not be realized.

Buzztime and Play Along TV are r registered trademarks of NTN Buzztime, Inc.

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